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                                                                      Exhibit 5


                                                                  7 August 2000
Pearson plc
3 Burlington Gardens
London W1X 1LE

Dear Sirs

PEARSON PLC - OFFERING OF ORDINARY SHARES

INTRODUCTION

1. We are acting as English legal advisers to Pearson plc, a public company limited by shares incorporated under the laws of England and Wales (the COMPANY), in connection with a rights offering (the OFFERING) by the Company of 170,528,278 new ordinary shares of 25p each of the Company (NEW ORDINARY SHARES), some of which will be represented by American Depositary Shares (ADSs). 22,100,000 of the New Ordinary Shares have been registered under the US Securities Act of 1933, as amended, pursuant to a registration statement on Form F-1 of the Company filed with the Securities and Exchange Commission on 7 August 2000, as amended (the REGISTRATION STATEMENT).

2. For the purposes of giving this opinion we have examined the following:

(a) a copy of the Company's Certificate of Incorporation dated 12 August 1897, a copy of the Certificate of Incorporation on Re-registration as a public limited company dated 26 June 1981 and a copy of the Certificate of Incorporation on Change of Name dated 1 June 1984;

(b) copies of the Memorandum and Articles of Association of the Company in force as at 3 August 2000 (the MEMORANDUM and the ARTICLES respectively);

(c) copies of the minutes of the meetings of the Board of Directors of the Company or a committee thereof held on 27 July 2000, 30 July 2000 and 4 August 2000 evidencing, INTER ALIA, the Board of Directors' approval of the Company entering into the Offering and the transactions contemplated thereby;

(d) a draft dated 7 August 2000 of the circular comprising a prospectus in the United Kingdom to be issued by the Company to its shareholders in connection with the Offering (the CIRCULAR);

(e) a draft dated 7 August 2000 of the provisional allotment letter to be issued by the Company to certain of its shareholders in connection with the Offering (the PROVISIONAL ALLOTMENT LETTER); and

(f) those parts of the Registration Statement deemed relevant for the purposes of giving this opinion.


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3.       This opinion is confined to matters of English law. Accordingly, we express no opinion herein with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England. This opinion is to be governed by and construed in accordance with English law as at the date of this opinion. To the extent that the laws of the United States or the State of New York may be relevant, we have made no independent investigation thereof and our opinion is subject to the effects of such laws including the matters contained in the opinion of Morgan Lewis & Bockius LLP, United States counsel for the Company.

ASSUMPTIONS

4. In considering the documents listed above and in rendering this opinion, we have without further enquiry assumed:

(a) the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

(b) the conformity to originals of all documents supplied to us as photocopies or facsimile copies;

(c) that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(d) that the Certificate of Incorporation on Re-registration as a public limited company dated 26 June 1981 and the Certificate of Incorporation on Change of Name dated 1 June 1984 and the Memorandum and the Articles are currently in force;

(e) that the information revealed by our search on 4 August 2000 (carried out by us or by ICC Information Ltd. on our behalf) of the public documents of the Company kept at Companies House in Cardiff (the COMPANY SEARCH) and our oral enquiry on 4 August 2000 of the Central Registry of Winding-up Petitions (the WINDING UP ENQUIRY) below was accurate in all respects and has not, since the time of such search or enquiry, been altered;

(f) that the meetings of the Board of Directors of the Company or a committee thereof were duly convened and held on 27 July 2000, 30 July 2000 and 4 August 2000 as evidenced by the minutes referred to in paragraph 2(c); at each of such meetings a quorum of directors was present and acting throughout; the resolutions referred to in such minutes were duly passed and have not been amended, modified or revoked and are in full force and effect; and each of the directors of the Company having any interest in any of the matters discussed at each of such meetings duly disclosed his interest therein and was entitled to count in the quorum of such meetings and to vote on the resolutions proposed thereat, and such minutes are a true and correct record of the proceedings described therein;


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(g)      that the directors of the Company, in authorising the provisional allotment of New Ordinary Shares, have exercised their powers in accordance with their duties under all applicable laws and the memorandum and articles of association of the Company in force at the relevant time;

(h) that all such further meetings of the Board of Directors of the Company or of any committee thereof which may be required in order validly to allot (whether provisionally or otherwise) and issue the New Ordinary Shares will be duly convened and held and the requisite resolutions to give effect to such allotment and issue will be duly passed and that, without prejudice to the generality of the foregoing, the directors of the Company will exercise their powers in accordance with their duties under all applicable laws and the memorandum and articles of association of the Company in force at the relevant time;

(i) full compliance by the Company with the provisions of the Circular and the Provisional Allotment Letter;

(j) that all the New Ordinary Shares to be offered pursuant to the Offering are subscribed in full by those persons who were holders of Ordinary Shares at close of business on 28 July 2000 or by persons in whose favour the rights thereto were duly renounced;

(k) that all conditions precedent to the allotment and issue of the New Ordinary Shares have been or will be duly and properly satisfied;

(l) that there are no agreements or arrangements in existence, made prior to the Offering, which affect the enforceability of the Offering or the New Ordinary Shares in accordance with their terms; and

(m) that you have relied and will continue to rely as to matters governed by the laws of the state of New York and of the United States upon the opinion or opinions of Morgan, Lewis & Bockius LLP, United States counsel for the Company.

OPINION

5. On the basis of, and subject to, the foregoing and the matters set out in paragraph 6 below and subject to any matters not disclosed to us, and having regard to such considerations of English law applying at the date of this letter as we consider relevant, we are of the opinion that, save as disclosed in the Registration Statement, when issued and delivered against payment in full therefor in accordance with and as contemplated by the provisions of the Circular and the Provisional Allotment Letter, the New Ordinary Shares will be validly issued and fully paid and no further contributions in respect of the New Ordinary Shares will be required to be made to the Company by the holders thereof only by virtue of their being such holders.

QUALIFICATIONS

6.       Our opinion is subject to the following qualifications:


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(a)      the Company Search is not conclusively capable of revealing whether or not:

             (i) a winding up order has been made or a resolution passed for the winding up of a company; or

            (ii)  an administration order has been made; or

           (iii) a receiver, administrative receiver, administrator or liquidator has been appointed,

         as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented;

(b) the Winding Up Enquiry relates only to a compulsory winding up and is not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made; and

(c) this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances.

BENEFIT OF OPINION

7. This opinion is addressed to the Addressee solely for its own benefit in relation to the Offering and, except as provided in this paragraph and in paragraph 8 or with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the Addressee for any other purpose. This opinion may be relied upon in relation to the Offering by Goldman Sachs International and Cazenove &
Co., and by The Bank of New York as Depositary Bank.

8. We consent to the filing of this opinion as an exhibit to the Registration Statement relating to the New Ordinary Shares or part thereof and to references to us under the headings "Service of Process and Enforcement of Liabilities" and "Validity of Securities" in the Registration Statement relating to the New Ordinary Shares or part thereof.

Yours faithfully,

/s/ Freshfields Bruckhaus Deringer
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